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EXHIBIT 12
FERRO CORPORATION AND SUBSIDIARIES
RATIO OF EARNINGS TO FIXED CHARGES

                                                           NINE MONTHS ENDED
                                                     SEPTEMBER 30,   SEPTEMBER 30,
(DOLLARS IN THOUSANDS)                                   1999            1998
                                                     -------------   -------------
EARNINGS:
   PRE-TAX INCOME                                        86,312          83,249
   ADD: FIXED CHARGES                                    15,571          13,932
   LESS: INTEREST CAPITALIZATION                         (1,140)           (459)
                                                       --------         -------

           TOTAL EARNINGS                               100,743          96,722
                                                       ========         =======


FIXED CHARGES:
   INTEREST EXPENSE                                      12,518          11,033
   INTEREST CAPITALIZATION                                1,140             459
   INTEREST PORTION OF RENTAL EXPENSE                     1,913           2,440
                                                       --------         -------

        TOTAL FIXED CHARGES                              15,571          13,932
                                                       ========         =======


           TOTAL EARNINGS                               100,743          96,722


DIVIDED BY:
        TOTAL FIXED CHARGES                              15,571          13,932
                                                       --------         -------


               RATIO                                       6.47            6.94


NOTE: PREFERRED DIVIDENDS ARE EXCLUDED. AMORTIZATION OF DEBT EXPENSE AND
      DISCOUNTS AND PREMIUMS WERE DEEMED IMMATERIAL TO THE ABOVE CALCULATION.